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EXHIBIT 10.16
THIRD AMENDMENT AND WAIVER

        THIS THIRD AMENDMENT AND WAIVER (this "Amendment") to the Credit Agreement identified below, is made and entered into as of this 27th day of March, 2002 by DURATEK, INC. (f/k/a GTS Duratek, Inc.), a corporation organized under the laws of Delaware (the "Company" or the "Borrower"), and each Subsidiary of the Borrower who has become a borrower pursuant to the terms of the Credit Agreement referred to below (the "Subsidiary Borrowers," and with the Borrower collectively referred to as the "Borrowers"), the Lenders party to such Credit Agreement, and FIRST UNION NATIONAL BANK, as Administrative Agent for the Lenders.

Statement of Purpose

        The Lenders have extended certain credit facilities to the Borrowers pursuant to the Second Amended and Restated Credit Agreement dated as of June 8, 2000 (as amended by the First Amendment and Waiver ("First Amendment") dated as of April 16, 2001, as amended by the Second Amendment and Waiver ("Second Amendment") dated as of November 14, 2001, and as further amended, restated or otherwise modified from time to time, the "Credit Agreement"), by and among the Borrowers, the Lenders party thereto, the Administrative Agent, CREDIT LYONNAIS NEW YORK BRANCH, as Documentation Agent, and FLEET NATIONAL BANK, as Syndication Agent.

        The Borrowers have requested that the Lenders waive certain Events of Default and make certain amendments to the Credit Agreement.

        Subject to the terms and conditions of this Amendment, the Administrative Agent and the Lenders are willing to agree to the requested waivers and amendments.

        NOW THEREFORE, to induce the Lenders and the Administrative Agent to agree to the requested waivers and amendments and to induce the Lenders to continue to make Extensions of Credit to the Borrowers and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

        SECTION 1.    Definitions.    All capitalized undefined terms used in this Amendment shall have the meanings assigned thereto in the Credit Agreement.

        SECTION 2.    Waiver.    Subject to the terms and conditions hereof, including, without limitation, the conditions to effectiveness set forth in Section 6 hereof, the Administrative Agent and the Lenders agree to waive the Defaults and Events of Default arising under Section 12.1(c), Section 12.1(d) and Section 12.1(e) of the Credit Agreement and under Section 4 of the First Amendment resulting directly from the breach of the following Sections of the Credit Agreement, or First Amendment, as applicable, in each case solely with respect to the dates set forth below:

  (a)
  the breach of Section 4(i)(C) of the First Amendment, "Leverage Ratio", by permitting the ratio of (i) Total Debt on December 31, 2001 to (ii) EBITDA for the period of January 1, 2001 through and including December 31, 2001 to exceed 3.60 to 1.00;

  (b)
  the breach of Section 4(iii) of the First Amendment, "Interest Coverage Ratio", by permitting the ratio of (i) EBITDA for the period of January 1, 2001 through and including December 31, 2001 to (ii) Interest Expense for the period of January 1, 2001 through and including December 31, 2001 to be less than 3.00 to 1.00;

  (c)
  the breach of Section 4(iv) of the First Amendment, "Minimum Cumulative EBITDA", by permitting EBITDA for the period of January 1, 2001 through and including December 31, 2001 to be less than $30,572,000

  (d)
  the breach of Section 10.5 of the Credit Agreement, by permitting the Consolidated stockholders' equity plus Preferred Stock to be less than $64,000,000 less (i) dividends paid on Preferred Stock pursuant to Section 11.7(c) of the Credit Agreement less (ii) stock repurchases pursuant to Section 11.7(d) of the Credit Agreement plus (iii) 50% of cumulative annual Net Income (to the extent Net Income is positive) after December 31, 2000, in each case as of the periods ended on (A) December 31, 2001, (B) January 31, 2002, and (C) February 28, 2002; and

  (e)
  the breach of Section 11.8(b) of the Credit Agreement, "Aging and Secondary Waste", by permitting the quantity of Aged Waste to exceed 500,000 lbs. as of the fiscal quarter ended December 31, 2001.

        Upon satisfaction of the conditions precedent set forth in Section 6 hereof, (1) the waivers set forth in Section 2(a), Section 2(b), Section 2(c), Section 2(d)(A), and Section 2(e) shall be deemed to have been effective as of December 31, 2001, (2) the waiver set forth in Section 2(d)(B) shall be deemed to have been effective as of January 31, 2002, and (3) the waiver set forth in Section 2(d)(C) shall be effective as of February 28, 2002.

        SECTION 3.    Amendments.    Subject to the terms and conditions hereof, including, without limitation, the conditions to effectiveness set forth in Section 6 hereof, the Administrative Agent and the Lenders agree to amend the Credit Agreement as of the Third Amendment Effective Date as follows:

        (a)  Section 1.1, "Definitions", is hereby amended:

          (i)    by inserting in alphabetical order the following newly defined terms:

            "Additional Processed High Rad Waste" means all high radioactive Waste having a surface dose rate of greater than 200mr/hr (excluding the Maine Yankee/Connecticut Yankee High Rad Waste) on site and ready for shipment from the Bear Creek facility (a) with respect to which all processing and handling obligations (other than final shipment for disposal and handling incidental thereto) of any Borrower or Subsidiary thereof have been fully completed, and (b) as of December 31, 2001 consists of 250,000 pounds of Waste.

            "Bin Waste" means all metal Waste, with respect to which all sorting, cutting, densifying and other processing (excluding shipping and disposal) has been completed except for melting or any metal Waste designated for melting and for which the waste manifest has terminated.

            "Maine Yankee Waste" means three (3) Maine Yankee steam generators and one (1) Maine Yankee pressurizer in the possession or control of GTS or its subsidiaries as of December 31, 2001, which consists of 1,564,425 pounds of Waste.

            "Maine Yankee/Connecticut Yankee High Rad Waste" means Waste on site at the Bear Creek facility as of December 31, 2001, which consists of high radioactive Waste in the amount of 349,501 pounds.

            "Non-Qualifying Shield Block" means any Shield Block that is not a Qualifying Shield Block.

            "Qualifying Shield Block" means any Shield Block for which any Borrower has a present, firm, and non-contingent agreement from a customer to purchase such Shield Block, and with respect to which such Borrower has available the ability to ship and deliver such Shield Block to a customer.

            "Shield Block" means the final end product of the metal Waste melting and recycling processes of the Borrowers, which such end product must be suitable for the sale, shipment and delivery to a customer in accordance with the past practices of the Borrowers.

            "Spallation Contract" means the subcontract by and among Knight/Jacobs Joint Venture, as the "Company" and Duratek Services, Inc., as the "Subcontractor" having an effective date as of January 16, 2002 bearing Subcontract No. F5-2681-02-S02-1076 and Master Agreement No. 4600000006, issued under DOE Prime Contract No. DE-ACO5-00OR22725, and relating to the Spallation Neutron Source facility in Oak Ridge, Tennessee, as such subcontract may be amended, restated, modified or otherwise supplemented.

            "Third Amendment" means the Third Amendment and Waiver to the Credit Agreement dated as of March 27, 2002, by and among the Borrowers, the Lenders and the Administrative Agent.

            "Third Amendment Effective Date" means the date on which all of the conditions specified in Section 6 of the Third Amendment shall have been satisfied.

            "YTD EBITDA Multiple" shall have the meaning assigned thereto in Section 10.1.

          (ii)  by amending and restating, in their entirety, the following definitions to read as follows:

            "Aged Waste" means all Waste, including customer and Secondary Waste, that remains in the possession or under the direct or indirect control of any Borrower or Subsidiaries thereof, or with respect to which any Borrower or Subsidiary thereof has any remaining processing, shipping, handling or disposal obligations outstanding, in each case for a period greater than three hundred sixty-five (365) days from receipt and acceptance.

            "Aging Waste" means all Waste, including customer and Secondary Waste, that remains in the possession or under the direct or indirect control of any Borrower or Subsidiaries thereof, or with respect to which any Borrower or Subsidiary thereof has any remaining processing, shipping, handling or disposal obligations outstanding, in each case for a period greater than one hundred eighty (180) days and less than three hundred sixty-six (366) days from receipt and acceptance.

            "Capital Expenditures" means, with respect to the Borrowers and their Subsidiaries for any period, the aggregate cost of all Capital Assets acquired by the Borrowers and their Subsidiaries during such period determined on a Consolidated basis in accordance with GAAP (including, without limitation, all Capital Assets acquired with purchase money financing or subject to a Capital Lease); provided, that Capital Expenditures shall not include the purchase price paid in connection with a Permitted Acquisition, or expenditures for the repair, restoration or replacement of any asset that was damaged or destroyed, in an amount equal to any insurance proceeds received in connection with such damage or destruction.

            "Excess Cash Flow" means, with respect to the Borrowers and their Subsidiaries for any period an amount equal to the greater of (a) zero and (b) the sum of the following, in each case, for such period without duplication (i) EBITDA minus (ii) Capital Expenditures (including for purposes of this definition the amount of deferred project costs financed under the Waste Management Loan Agreement) paid in cash minus (iii) Interest Expense paid in cash minus (iv) federal, state and other income and franchise and other taxes paid in cash to the extent included in the determination of EBITDA minus (vi) any dividends paid or distributions made by GTS or other payments made to shareholders of GTS (as permitted hereunder) paid in cash minus (vii) an amount equal to any increase in Consolidated Working Capital during such period (and plus an amount equal to any decrease in Consolidated Working Capital during such period) minus (viii) an amount equal to any decrease in Debt (excluding Debt consisting of the items described in clauses (e) and (f) of the definition of Debt) resulting from a cash payment with respect to such Debt during such period (and plus an amount equal to any increase in Debt (excluding Debt consisting of the items described in clauses (e) and (f) of the definition of Debt) during such period) minus (ix) any cash paid for

    Permitted Acquisitions. As used in this definition, the term "Consolidated Working Capital" at any date means Consolidated Current Assets (exclusive of cash and Cash Equivalents) of GTS and its Subsidiaries at such date minus Consolidated Current Liabilities (excluding short term debt and the current portion of any long term debt) of such Person at such date. The term "Consolidated Current Assets" at any date means all assets which would, in accordance with GAAP, be classified on a consolidated balance sheet of GTS and its Subsidiaries as current assets at such date. The term "Consolidated Current Liabilities" at any date, means all liabilities which would, in accordance with GAAP, be classified on a consolidated balance sheet of GTS and its Subsidiaries as current liabilities at such date.

            "Fixed Charges" means, with respect to the Borrowers and their Subsidiaries, for any period, the sum of the following each calculated on a Consolidated basis without duplication for such period in accordance with GAAP: (a) Interest Expense plus (b) scheduled principal payments with respect to Debt plus (c) any dividends paid on Preferred Stock plus (d) any payments in connection with Permitted Stock Repurchases.

            "Interest Expense" means, for any period, total interest expense (including, without limitation, interest expense attributable to Capital Leases) determined on a Consolidated basis, without duplication, for the Borrowers and their Subsidiaries in accordance with GAAP.

            "Net Income" means, with respect to the Borrowers and their Subsidiaries for any period, the Consolidated Net Income (or loss) thereof for such period determined without duplication in accordance with GAAP; provided, that there shall be excluded from net income the income (but not the amount of any loss) of any other Person (other than any Wholly-Owned Subsidiary) in which any Borrower has an ownership interest unless received by such Borrower or Wholly-Owned Subsidiary in a cash distribution.

            "Secondary Waste" means Waste generated directly as a by-product or as a result of the processing of customer Waste through a terminal process as reflected on the Waste "Roll-Forward" Report described in Section 8.4(n)(i).

            "Waste" means any product or other materials in the possession or under the direct or indirect control of any Borrower or Subsidiary thereof for processing, treatment, disposal, burial or remediation of radioactive, hazardous, mixed and other wastes, and shall include, without limitation, all Shield Blocks, all Maine Yankee Waste, all Maine Yankee/Connecticut Yankee High Rad Waste and all Bin Waste. Notwithstanding the foregoing, the term "Waste" shall exclude any products, other materials or wastes (i) which have been disposed of or buried at a licensed waste disposal site owned or operated by any of the Borrowers or any Subsidiary thereof, (ii) which are owned by a customer and which are being processed, treated or remediated at a customer site, (iii) which consist of products, other materials or wastes described in the preceding clause (ii) and which are in the process of being transported from a customer site directly to a licensed waste disposal site owned or operated by any of the Borrowers or any Subsidiary thereof, or (iv) which are in the process of being transported directly to a licensed waste disposal site that is not owned or operated by any Borrower or any Subsidiary thereof.

          (iii)  by deleting the defined terms "Adjustment Period," "Initial Adjustment Date" and "Rental Expense."

        (b)  Section 5.1(c), "Applicable Margin" of the Credit Agreement is hereby amended and restated in its entirety as follows:

          "(c) Applicable Margin. The Applicable Margin provided for in Section 5.1(a) with respect to the Loans (the "Applicable Margin") shall be based upon the Leverage Ratio as set forth in the table below and shall be determined and adjusted quarterly on the date (each a "Calculation

  Date") ten (10) Business Days after the date by which the Borrowers are required to provide an Officer's Compliance Certificate for the most recently ended fiscal quarter of the Borrowers and their Subsidiaries; provided, that with respect to the period commencing on the Third Amendment Effective Date and ending on the next Calculation Date to occur after the Third Amendment Effective Date, the calculation of the Applicable Margin shall be based on the most recent Officer's Compliance Certificate received by the Administrative Agent and Lenders prior to the Third Amendment Effective Date. Notwithstanding the foregoing, if the Borrowers fail to provide the Officer's Compliance Certificate as required by Section 8.2 for the most recently ended fiscal quarter of the Borrowers and their Subsidiaries preceding the applicable Calculation Date, the Applicable Marign from such Calculation Date shall be based on Pricing Level 1 (as shown below) until such time as an appropriate Officer's Compliance Certificate is provided, at which time the Pricing Level shall be determined by reference to the Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrowers preceding such Calculation Date. The Applicable Margin shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Margin shall be applicable to all Extensions of Credit then existing or subsequently made or issued.

		Revolving Credit and Term A Loan Facilities Applicable Margin Per Annum		Term B Loan Facility Applicable Margin Per Annum
Level	Leverage Ratio	Base Rate +	LIBOR Rate +	Base Rate +	LIBOR Rate +
1	Greater than or equal to 3.00 to 1.0.	3.50%	4.50%	4.00%	5.00%
2	Less than 3.00 to 1.0 but greater than or equal to 2.50 to 1.0.	2.50%	3.50%	3.00%	4.00%
3	Less than 2.50 to 1.0 but greater than or equal to 2.00 to 1.0.	2.25%	3.25%	2.75%	3.75%
4	Less than 2.00 to 1.0 but greater than or equal to 1.50 to 1.0.	2.00%	3.00%	2.50%	3.50%
5	Less than 1.50 to 1.0.	1.75%	2.75%	2.25%	3.25%"

        (c)  Section 8.1(c), "Annual Business Plan and Financial Projections," of the Credit Agreement is hereby amended and restated in its entirety as follows:

          "(c)    Annual Business Plan and Financial Projections.    As soon as practicable, but in no event later than January 15th of each Fiscal Year (commencing with the 2003 Fiscal Year), a business plan of the Borrowers and their Subsidiaries for the ensuing four (4) fiscal quarters, such plan to be prepared in accordance with GAAP, in form and substance satisfactory to the Administrative Agent, and to include on a quarterly basis, the following: projected monthly Waste receipts classified by Waste category, a quarterly operating and capital budget, a projected income statement, statement of cash flows and balance sheet, accompanied by a certificate from the chief financial officer of each Borrower to the effect that, to the best of such officer's knowledge, such projections are good faith estimates of the financial condition and operations of the Borrowers and their Subsidiaries for such four (4) quarter period."

        (d)  Each of Section 8.4, "Other Reports," of the Credit Agreement, Sections 5(b) and (c) of the First Amendment, and Sections 5(d), (h), (i) and (j) of the Second Amendment is hereby amended and restated in its entirety as set forth below.

        "SECTION 8.4    Other Reports.

          (a)    Auditors' Management Letters.    Promptly upon receipt thereof, copies of each report submitted to any Borrower or its Consolidated Subsidiaries by independent public accountants in connection with any annual, interim or special audit made by them of the books of such Borrower or its Consolidated Subsidiaries including, without limitation, each report submitted to such Borrower or its Consolidated Subsidiaries concerning its accounting practices and systems and any final comment letter submitted by such accountants to management in connection with the annual audit of such Borrower and its Consolidated Subsidiaries.

          (b)    SEC Filings.    Within five (5) days after the sending, filing or receipt thereof, copies of (i) all financial statements, reports, notices and proxy statements that GTS shall send to its shareholders, and (ii) all regular, periodic and special reports, registration statements and prospectuses (other than on Form S-8) that GTS shall render to or file with the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. or any national securities exchange.

          (c)    Borrowing Base Certificate.    As soon as available, but in any event within twenty (20) days after the end of each calendar month (or on a more frequent basis if requested by the Administrative Agent), a Borrowing Base Certificate.

          (d)    Accounts Receivable Aging Report.    As soon as available, but in any event within twenty (20) days after the end of each calendar month (and, upon the occurrence and during the continuation of a Default or Event of Default, on a more frequent basis if requested by the Administrative Agent), an accounts receivable aging report listing all Accounts of the Borrowers as of the last Business Day of such month which report shall include the amount and age of each Account Debtor and such other information as the Administrative Agent may require, all in form and substance satisfactory to the Administrative Agent. The Borrowers shall deliver annually on the first day of the second quarter of each Fiscal Year and upon the occurrence and during the continuation of a Default or Event of Default, within thirty (30) days upon the request of the Administrative Agent, the name and mailing address of each Account Debtor.

          (e)    Accounts Payable Aging Report.    As soon as available, but in any event within twenty (20) days after the end of each calendar month (and, upon the occurrence and during the continuation of a Default or Event of Default, on a more frequent basis if requested by the Administrative Agent), an accounts payable aging report which report shall include the amount and age of each payable, the name of each payee and such other information as the Administrative Agent may require, all in form and substance satisfactory to the Administrative Agent.

          (f)    Government Contract Report.    Upon the request of the Administrative Agent, a status report with respect to all Governmental Contracts of the Borrowers and their Subsidiaries, in form and substance satisfactory to the Administrative Agent.

          (g)    Environmental Database Reports.    Written notice to the Administrative Agent of the existence and location of any new facility of any Borrower at which Hazardous Materials will be processed for disposal or reclamation; and a risk portfolio or environmental database report for each such facility, obtained by the Administrative Agent at the Borrowers' expense upon notice of each new facility and at least every two years with respect to all such facilities, and prepared by an entity and in detail satisfactory to the Administrative Agent; and copies of all state inspections, including updates, and all internally prepared environmental audits relating to any such facility on an annual basis.

          (h)    Tax Returns.    Upon request by the Administrative Agent, copies of (i) all federal, state and local income tax returns filed by any Borrower or its Subsidiaries, (ii) all quarterly reports by any Borrower or its Subsidiaries on Form 941 and (iii) all annual FUTA tax returns of any Borrower or its Subsidiaries.

          (i)    Material Contracts.    Written notice immediately upon the award to any Borrower or any of its Subsidiaries of, or the termination, lapse or non-renewal of, any contract or agreement including monetary liability of or to any such Person in an amount in excess of $10,000,000.

          (j)    Waste Management Loan Agreement.    Promptly notify the Administrative Agent of any default or event of default under the Waste Management Loan Agreement and promptly deliver to the Administrative Agent copies of all notices, reports or other information delivered or received in connection with the Waste Management Loan Agreement or any document or agreement executed or delivered in connection therewith.

          (k)    Financial Reporting.    On each date that financial statements are required to be delivered pursuant to Section 8.1(d) hereof, (i) a management prepared discussion and analysis, in form and substance satisfactory to the Administrative Agent, of the Borrowers' monthly financial statements; (ii) an Officer's Compliance Certificate with respect to the Minimum EBITDA covenant set forth in Section 10.6 hereof; and (iii) a report, in form and substance satisfactory to the Administrative Agent, setting forth the aggregate amount of all customer charge backs during such month for all Waste that does not conform to the description and classification provided by the customer. In addition, if requested by the Administrative Agent, within ten (10) calendar days of such request, GTS shall deliver to the Administrative Agent and the Lenders, supporting reconciliation of any line items included in GTS's Officer's Compliance Certificate to monthly financial statements submitted by GTS.

          (l)    Weekly Cash Flow Statement.    As soon as practicable, but in no event later than Friday of each calendar week, commencing with the Third Amendment Effective Date, (i) a statement, in form and substance satisfactory to the Administrative Agent, of projected weekly cash flows for the thirteen (13) consecutive calendar week period immediately following such date of delivery and (ii) a comparison of (A) the actual cash flows for the calendar week ending seven days prior to such date to (B) the cash flow projections statement previously delivered (if applicable) for such calendar week pursuant to this Section 8.4(m). For purposes of this Section 8.4(m) to the extent the scheduled date of delivery of any such statement or comparison is not a Business Day, such statement or comparison shall be deemed timely delivered if delivered on the next Business Day immediately following the originally scheduled date of delivery.

          (m)    Waste "Roll-Forward" and Variance Reports.    As soon as practicable, but in no event later than thirty (30) days following the end of each calendar month, (commencing with March, 2002), (i) a report, in form and substance satisfactory to the Administrative Agent and substantially in the form of Exhibit A to the Third Amendment (with such modifications as are agreed to by the Administrative Agent), detailing, on a monthly basis, Waste processing activities (including, without limitation, a reconciliation of the amount of Waste at the Borrowers' facilities at the beginning of each month to the amount of Waste at the Borrowers' facilities at the end of each month, and, with respect to the Borrowers' fixed based Waste processing operations and status reports for waste processing, waste receipts, waste inventory and waste shipping), (ii) a report, in form and substance satisfactory to the Administrative Agent, setting forth (A) any variances (classified by Waste category) between the projected Waste receipts for such calendar month and actual Waste receipts for such calendar month, and (B) a detailed explanation of the causes for any variations reported pursuant to clause (A), and (iii) a report, in form and substance satisfactory to the Administrative Agent, detailing the progress made by the Borrowers in processing and disposing of the Maine Yankee Waste (including, without limitation, (A) a discussion and analysis of any variations in actual costs associated with processing and disposing of the Maine Yankee Waste during such calendar month from the projected costs identified in the report delivered by the Borrowers pursuant to Section 8.4(n)(ii) above and (B) evidence that the Borrowers have obtained all necessary Governmental Approvals and other consents to permit the continued storage, processing and disposal of the Maine Yankee Waste on or prior to the applicable date on which such Governmental Approvals and other consents must be obtained.).

          (n)    Consultant's Progress Reports.    As soon as practicable, but in no event later than thirty (30) days following the end of each calendar month (commencing with March 2002) (i) a report prepared by the Borrowers' Consultant, in form and substance satisfactory to the Administrative Agent, detailing, the status progress made during such month in the implementation of the recommendations contained in the Cost Management Recommendations Report, including, without limitation, compliance with the implementation timelines set forth in Section 5 to the Third Amendment. In addition, the Borrowers shall deliver written notice (a "Completion Notice") to the Administrative Agent, the Lenders and the Management Consultant upon completion of the implementation of the Cost Management Recommendations Report, with respect to the recommendations approved by GTS pursuant to Section 5 of the Second Amendment. Upon delivery of such Completion Notice, the Borrowers shall provide such reasonable assistance and cooperation as required by the Administrative Agent and the Management Consultant in order to permit the Management Consultant to verify the completion of the implementation of the Cost Management Report. In the event the Management Consultant verifies such completion, it shall promptly prepare and deliver a report (the "Final Consultant's Report") to the Administrative Agent and the Lenders acknowledging such completion and evaluating the results of the Borrowers' implementation of the Cost Management Recommendations Report. In the event that the Management Consultant is unable to verify such completion, it shall promptly notify the Administrative Agent and Lenders of that conclusion.

          (o)    Reports Described in the Cost Management Recommendations Report.    As soon as practicable, but in no event later than thirty (30) days following the end of each calendar month (commencing with September 2002) a report, in form and substance satisfactory to the Administrative Agent, that (i) tracks cost and unit costs for each terminal process and (ii) tracks the mix of processes utilized for Waste received by "Best Way Metals" customers for each month and determines the mix as compared to the mix assumptions at the time of the customer quote and includes a comparison of the average customer prices charged for the Waste processed in that month to total costs incurred (accrued and not accrued) in the receipt, handling, processing, shipping and disposal of that Waste in that month.

          (p)    Waste Re-classification.    As soon as practicable, but in no event later than thirty (30) days following the month during which any reclassification has occurred (other than as a result of normal aging) of (i) any Waste as Aged Waste or (ii) any Aged Waste as Waste that is not Aged Waste, written notice of such reclassification, in form and substance satisfactory to the Administrative Agent. Such notice shall contain, at a minimum, the business and regulatory basis justifying the reclassification.

          (q)    Auditors, Consultants and Committee Reports.    Promptly upon receipt thereof, GTS shall furnish the Administrative Agent and the Lenders with copies of all reports, if any, submitted to GTS or its Board of Directors (i) by its independent public accountants in connection with their auditing function, (ii) by any consultant retained by or on behalf of GTS or its Board of Directors with respect to the business operation and/or financial performance of GTS, and (iii) by any special committee of the Board of Directors with respect to the business operation and/or financial performance of GTS, including in each case, without limitation, any management report and any management responses thereto.

          (r)    Enterprise Resource Planning Implementation Report.    A report, in form and substance satisfactory to the Administrative Agent, delivered no later than December 31, 2002, setting forth the final determination of the Borrowers and the Borrowers' Consultant as to whether or not the Borrowers will implement an enterprise resource planning system (or similar system).

          (s)    Other Information.    Such other information regarding the operations, business affairs and financial condition of any Borrower or any Subsidiary thereof as the Administrative Agent or any Lender may reasonably request."

        (e)  Each of Article X, "FINANCIAL COVENANTS," of the Credit Agreement and Section 4 of the First Amendment is hereby amended and restated in its entirety as set forth below.

        "Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 14.11 hereof, the Borrowers and their Subsidiaries on a Consolidated basis will not:

          SECTION 10.1    Leverage Ratio.

            (a)  As of any fiscal quarter end during Fiscal Year 2002 as set forth below, permit the ratio of (i) Total Debt on such fiscal quarter end to (ii) annualized EBITDA for the fiscal year to date as of such fiscal quarter end to exceed the corresponding ratio set forth below:

Fiscal Quarter End	Ratio
March 31, 2002	5.61
June 30, 2002	3.44
September 30, 2002	3.25
December 31, 2002	2.62

          Solely for the purposes of calculating the Leverage Ratio pursuant to this Section 10.1, for any fiscal quarter end, annualized EBITDA for the year to date shall equal the product of (i) actual EBITDA for the year to date as of such fiscal quarter end times (ii) the multiple (the "YTD EBITDA Multiple") for the corresponding period set forth below:

Fiscal Quarter End	YTD EBITDA Multiple
March 31, 2002	4.00
June 30, 2002	2.00
September 30, 2002	1.33
December 31, 2002	1.00

            (b)  As of any fiscal quarter end during any Fiscal Year subsequent to 2002 as set forth below, permit the ratio of (i) Total Debt on such fiscal quarter end to (ii) EBITDA for the four (4) consecutive fiscal quarters ending on or immediately prior to such date to exceed the corresponding ratio set forth below:

Fiscal Year	Ratio
Fiscal Year 2003	2.25
Fiscal Year 2004	2.25
Fiscal Year 2005	2.00
Fiscal Year 2006	2.00

          SECTION 10.2    Fixed Charge Coverage Ratio.

            (a)  As of any fiscal quarter end during Fiscal Year 2002, permit the ratio of (i) the sum of (A) EBITDA for the fiscal year to date minus (B) Capital Expenditures for the fiscal year to date to (ii) Fixed Charges for the fiscal year to date to be less than the corresponding ratio set forth below:

Fiscal Quarter End	Ratio
March 31, 2002	0.67
June 30, 2002	1.04
September 30, 2002	1.24
December 31, 2002	1.36

            (b)  As of any fiscal quarter end during any Fiscal Year subsequent to 2002 as set forth below, permit the ratio of (i) the sum of (A) EBITDA for the four (4) consecutive fiscal quarters ending on or immediately prior to such date minus (B) Capital Expenditures for the four (4) consecutive fiscal quarters ending on or immediately prior to such date to (ii) Fixed Charges for the four (4) consecutive fiscal quarters ending on or immediately prior to such date to be less than the corresponding ratio set forth below:

Fiscal Year	Ratio
Fiscal Year 2003	1.50
Fiscal Year 2004	1.50
Fiscal Year 2005	1.50
Fiscal Year 2006	1.50

          SECTION 10.3    Interest Coverage Ratio.

            (a)  As of any fiscal quarter end during Fiscal Year 2002, permit the ratio of (i) EBITDA for the fiscal year to date to (ii) Interest Expense for the fiscal year to date to be less than the corresponding ratio set forth below:

Period	Ratio
March 31, 2002	2.22
June 30, 2002	3.23
September 30, 2002	3.57
December 31, 2002	3.90

            (b)  As of any fiscal quarter end during any Fiscal Year subsequent to 2002, permit the ratio of (i) EBITDA for the four (4) consecutive fiscal quarters ending on or immediately prior to such date to (ii) Interest Expense for the four (4) consecutive fiscal quarters ending on or immediately prior to such date to be less than the corresponding ratio set forth below:

Fiscal Year	Ratio
Fiscal Year 2003	4.25
Fiscal Year 2004	4.25
Fiscal Year 2005	4.25
Fiscal Year 2006	4.25

          SECTION 10.4    Limitation on Capital Expenditures:    Permit Capital Expenditures in the aggregate during any Fiscal Year set forth below to exceed the corresponding maximum amount set forth below:

Fiscal Year	Amount
Fiscal Year 2002	$5,500,000
Fiscal Year 2003	$6,000,000
Fiscal Year 2004	$6,500,000
Fiscal Year 2005	$7,500,000
Fiscal Year 2006	$8,500,000

          SECTION 10.5    Minimum Stockholders' Equity:    Permit, at any time, Consolidated stockholders' equity plus Preferred Stock to be less than the sum of $62,616,000 less (i) dividends paid on Preferred Stock pursuant to Section 11.7(c) after December 31, 2001 less (ii) stock repurchases pursuant to Section 11.7(d) after December 31, 2001 plus (iii) 75% of cumulative annual Net Income (to the extent positive) after December 31, 2001.

          SECTION 10.6    Minimum EBITDA.

            (a)  As of any calendar month end during Fiscal Year 2002, permit EBITDA for the fiscal year to date ending on such calendar month end set forth on Part A of Schedule V hereto to be less than the corresponding amount set forth on Part A of Schedule V hereto.

            (b)  As of any calendar month end during any Fiscal Year subsequent to 2002, permit EBITDA for the period of twelve (12) consecutive calendar months ending on such calendar month end occurring during any Fiscal Year set forth on Part B of Schedule V hereto to be less than the corresponding amount set forth on Part B of Schedule V hereto.

          SECTION 10.7    Pro Forma Calculations.    For purposes of calculating each financial covenant (other than the limitation on Capital Expenditures set forth in Section 10.4) set forth in this Article X, each financial term referred to in such financial covenants shall be adjusted in a manner reasonably satisfactory to the Administrative Agent to take into account, on a pro forma basis, as of the first day of any calculation period, the effect of any acquisition consummated in accordance with or pursuant to Section 11.4(c), or asset sold (which such asset sale requires the consent of the Required Lenders), during such period (any such adjustment or determination, a "Pro Forma" adjustment or determination, as applicable); provided, that such acquisition or asset sale is permitted under this Agreement."

        (f)    Article XI, "NEGATIVE COVENANTS," of the Credit Agreement is hereby amended as follows:

            (i)  Section 11.8, "Aging and Secondary Waste", of the Credit Agreement is hereby and restated in its entirety:

          "SECTION 11.8    Aging and Secondary Waste.

            (a)  Permit, at any time (i) the quantity of Aging Waste (excluding Shield Blocks) to exceed the greater of (A) 1,500,000 pounds or (B) thirty percent (30%) of total Waste or (ii) the quantity of Aged Waste (excluding, (1) on or prior to September 30, 2002, Additional Processed High Rad Waste and (2) on or prior to December 31, 2002, Aged Waste consisting of: (X) the Maine Yankee Waste and (Y) the Maine Yankee/Connecticut Yankee High Rad Waste) to exceed the amount set forth below at any time during the corresponding periods:

Period	Amount
January 1, 2002 through June 30, 2002	300,000 pounds
Thereafter	200,000 pounds

          For purposes of calculating compliance with the foregoing covenant, the age of (i) all Shield Blocks shall be measured from the date on which such Shield Block was poured, and (ii) all Secondary Waste shall be measured from the date of creation.

            (b)  The Borrowers and their Subsidiaries agree and acknowledge that the exclusion of certain Waste from Aged Wastes set forth in clause (ii)(1) of Section 11.8(a) terminates and is of no further force and effect as of 12:01 AM on October 1, 2002 and the exclusion of such Waste from Aged Wastes set forth in clause (ii)(2) of Section 11.8(a) terminates and is of no further force and effect as of 12:01 AM on January 1, 2003.

            (c)  The Borrowers and their Subsidiaries further agree that Qualifying Shields in existence as of the Third Amendment Effective Date and subject to CLIN 0001 or CLIN 0002 of the Spallation Contract shall not be Aged Waste until the date that is four hundred and eleven (411) days following the date such Shields were poured so long as (i) such Shields are Qualifying Shields at all times after the date of creation thereof, (ii) no Borrower nor any of their respective Subsidiaries has breached any of their respective material obligations under the Spallation Contract, (iii) the Borrowers and their Subsidiaries are in compliance with all Applicable Laws relating to such Shields, and (iv) any such Shields that are more than three hundred and sixty-five (365) days old (measured from the date such Shields were poured) continue to be in the possession or under the direct or indirect control of any Borrower or Subsidiary thereof solely because of the failure by the counterparty under the Spallation Contract to accept delivery of such Shields on or prior to the date of delivery specified in the Spallation Contract as in effect on the Third Amendment Effective Date."

          (ii)  by adding the following new Sections as Section 11.16 and Section 11.17:

          "SECTION 11.16    Maximum Amount of Non-Qualifying Shield Blocks:    Permit, as of the end of any calendar month the aggregate weight of all Non-Qualifying Shield Blocks in its possession or under its direct or indirect control to exceed, (a) from the Third Amendment Effective Date through December 31, 2002, 600,000 pounds, and (b) thereafter, 400,000 pounds.

          SECTION 11.17    Borrowers' Consultant.    Terminate the engagement of the consultant engaged by GTS as the Borrowers' Consultant as of the Third Amendment Effective Date, unless (a) the Administrative Agent and Lenders receive sixty (60) days advance written notice of such termination, including a detailed explanation of the reasons for such termination, and (b) if requested by the Administrative Agent, the Borrowers' Consultant is replaced with a new management consultant satisfactory to the Administrative Agent on or prior to the date that is thirty (30) days following the date of delivery of the notice described in clause (a) above."

        (g)  Section 12.1(d), "Default in the Performance of Certain Covenants", of the Credit Agreement is hereby amended by adding "8.4(l), 8.4(m), 8.4(n), 8.4(o), 8.4(p), 8.4(q), 8.4(r), 8.4(s)" between the phrase Sections 8.1, 8.2" and the word "or" in clause (i) and by adding the phrase "(except for Section 11.14 which shall be subject to the thirty (30) day cure period as provided in Section 12.1(e) hereof)" between the words "Agreement" and "and" at the end of clause (i).

Upon satisfaction of the conditions precedent set forth in Section 6 hereof, the amendments set forth in this Section 3 shall be deemed effective as of the Third Amendment Effective Date.

        SECTION 4.    Additional Limitations to Extensions of Credit.

        In addition to any limitations or conditions in the Credit Agreement otherwise applicable to the extending, making, continuing, or converting any Extensions of Credit under the Revolving Credit Facility, the Swingline Facility and the L/C Facility, from the date of the Third Amendment until the date on which the Required Lenders notify the Borrower in writing that a higher Temporary Limit (as defined below) has been established by the Required Lenders, the aggregate amount of all Extensions of Credit under the Revolving Credit Facility, the Swingline Facility and the L/C Facility (including any Reimbursement Obligations) outstanding at any one time shall not exceed the lesser of (a) the

Borrowing Limit or (b) the maximum amount (the "Temporary Limit") corresponding to the applicable period, in each case, as set forth below:

Period	Temporary Limit
Third Amendment Effective Date through Second Quarter Covenant Compliance Date	$18,000,000
The day immediately following the Second Quarter Covenant Compliance Date through September 30, 2002	$35,000,000
October 1, 2002 through October 31, 2002	$25,000,000
November 1, 2002 through December 31, 2002	$18,000,000
January 1, 2003 through February 28, 2003	$15,000,000
Thereafter	To be determined by the Required Lenders

        For purposes of this Section 4, "Second Quarter Covenant Compliance Date" shall be the date on which the Administrative Agent and Lenders receive an Officer's Compliance Certificate and final financial reporting package (satisfactory to the Administrative Agent) demonstrating compliance with the financial covenants set forth in Article X of the Credit Agreement as of the end of the second fiscal quarter of Fiscal Year 2002. Notwithstanding anything in this Section 4 to the contrary, in the event that the Second Quarter Covenant Compliance Date has not occurred on or prior to the date that is forty-five (45) days following the end of the second fiscal quarter of Fiscal Year 2002, the availability increases described above shall be suspended.

        SECTION 5.    Other Agreements.

        The parties hereto agree to each of the provisions as set forth below.

        (a)  The Borrowers hereby covenant and agree to implement the standard cost model recommendations set forth in the Cost Management Recommendations Report in accordance with the timeline set forth on Schedule I hereto, as such timeline may be modified with the consent of the Administrative Agent.

        (b)  The Borrowers hereby covenant and agree to implement an enterprise resource planning system (or similar system) in accordance with the recommendations set forth in the Cost Management Recommendations Report in accordance with the timeline set forth on Schedule II hereto, as such timeline may be modified with the consent of the Administrative Agent. Such implementation may include a determination that an enterprise resource planning system (or similar system) is not required; provided that (a) written notice of such determination is promptly delivered to the Administrative Agent and (b) the Board of Directors of the Company and the Borrowers' Consultant shall have agreed with such determination in a writing delivered to the Administrative Agent and Lenders.

        (c)  The Borrowers hereby covenant and agree to complete the processing, shipment and disposal of the Maine Yankee Waste in accordance with the timeline set forth on Schedule III hereto, as such timeline may be modified with the consent of the Administrative Agent.

        (d)  The Borrowers hereby covenant and agree to complete the processing, shipment and disposal of the Maine Yankee/Connecticut Yankee High Rad Waste in accordance with the timeline set forth on Schedule IV hereto, as such timeline may be modified with the consent of the Administrative Agent.

        (e)  The Borrowers hereby covenant and agree to complete the processing, shipment, and disposal of the Additional Processed High Rad Waste on or prior to September 30, 2002, as such date may be extended with the consent of the Administrative Agent.

        (f)    Within (45) days of the Third Amendment Effective Date (unless extended by the Administrative Agent), the Borrowers shall deliver to the Administrative Agent evidence satisfactory to the Administrative Agent that with respect to the intellectual property Collateral the Borrower has recorded all chain of title documents with applicable Government Authority in connection with recent corporate reorganizations.

        (g)  Notwithstanding any provision of the Credit Agreement, the First Amendment or the Second Amendment to the contrary, the Borrowers and their respective Subsidiaries shall not be permitted, unless consent has been obtained in the manner set forth in Section 14.11 of the Credit Agreement, to (i) make any payments, dividends or other distributions with respect to the Preferred Stock of the Borrower, (ii) make any acquisitions or other investments (except for investments in cash and cash equivalents), (iii) repurchase any capital stock (except pursuant to the terms of Section 11.7(d)(i) as amended pursuant to the Second Amendment), or (iv) pay any management or consulting fees to The Carlyle Group or any of its Affiliates.

        (h)  The Borrowers shall provide such reasonable assistance and cooperation as required by the Administrative Agent and the Management Consultant in order to permit the Management Consultant to monitor and evaluate (on a monthly basis) (i) the Borrowers' compliance with Section 5(a) through Section 5(e) and (ii) the implementation of the Cost Management Recommendations Report (including, without limitation, the preparation by the Management Consultant of a monthly status report regarding the foregoing clause (i) and clause (ii)). The Borrowers shall promptly pay on demand all reasonable fees and expenses of such Management Consultant.

        The parties hereto agree that, provided the Administrative Agent has received written notice no earlier than five (5) Business days prior to the date of a specific interim deadline contained in any schedule referred to in Section 5(a), (b), (c) or (d) of any anticipated failure to comply with such specific interim deadline, any breach and/or failure of any agreement, requirement or condition contained in this Section 5(a) through Section 5(d) that results solely from the failure of the Borrowers to comply with such interim deadline shall, if not cured within ten (10) Business Days, be a Default and an Event of Default under the Credit Agreement. The parties hereto further agree that in the event that (i) the Borrower shall fail to deliver a timely written notice of an anticipated breach of an interim deadline, or (ii) the Borrower shall fail to comply with any of the final deadlines or any other agreement set forth this Section 5, then such failure shall result in an immediate Default and Event of Default under the Credit Agreement. Moreover, the parties hereto agree that time is of the essence with respect to the agreements, requirements, and conditions of this Section 5.

        SECTION 6.    Conditions to Effectiveness.    The obligation of the Administrative Agent and the Lenders to close this Third Amendment shall be conditioned upon satisfaction of each of the following conditions, in each case in form and substance satisfactory to the Administrative Agent:

        (a)  receipt by the Administrative Agent of copies of this Amendment, duly executed and delivered by (i) the Borrowers and (ii) the Administrative Agent on behalf of and at the request of Lenders constituting Required Lenders under the Credit Agreement;

        (b)  receipt by the Administrative Agent of a certification of the amount in pounds, as of the month end immediately preceding the closing of this Third Amendment, of all (a) Aging Waste, (b) Aged Waste, (c) Bin Waste, (d) Non-Qualifying Shield Blocks, (e) Qualifying Shield Blocks, (f) Maine Yankee Waste, (g) Maine Yankee/Connecticut Yankee High Rad Waste and (h) Additional Processed High Rad Waste;

        (c)  receipt by the Administrative Agent of a report, in form and substance satisfactory to the Administrative Agent, setting forth projected monthly Waste receipts, classified by Waste category, for Fiscal Year 2002;

        (d)  receipt by the Administrative Agent of a draft audited financial statements for Fiscal Year 2001 accompanied by a draft report prepared by a certified public accounting firm acceptable to the Administrative Agent that is not subject to any qualification or condition (except for the closing of this Third Amendment);

        (e)  receipt by the Administrative Agent of written assurances (in form and substance satisfactory to the Administrative Agent) from the Tennessee Department of Environment and Conservation Division of Radiological Research that the current business practices of the Borrowers and their Subsidiaries with respect to the classification and aging of all waste (as defined by the applicable laws of the State of Tennessee) and secondary waste (as defined by the applicable laws of the State of Tennessee) are consistent with the applicable laws of the State of Tennessee;

        (f)    receipt by the Administrative Agent of executed original Note Joinders (and related documents) evidencing the joinder of Duratek Federal Services of Hanford, Inc., as a Borrower under the Credit Agreement;

        (g)  receipt by the Administrative Agent of notices of assignment duly executed by the appropriate Borrowers, in form and substance satisfactory to the Administrative Agent, with respect to all Government Contracts entered into by any of the Borrowers after the Closing Date of the Credit Agreement;

        (h)  receipt by the Administrative Agent of payment by the Borrowers to the Lenders and the Administrative Agent, as applicable, of (i) the amendment fee and other fees described in those certain fee letters by and among the Company (on behalf of itself and the other Borrowers) and the Administrative Agent, and (ii) all outstanding fees and expenses (including, without limitation, all legal fees and expenses of counsel and third party consultants) of the Administrative Agent;

        (i)    the Borrowers shall have obtained all governmental, shareholder, corporate and other third party consents necessary in connection with the transaction contemplated hereunder;

        (j)    there shall not have occurred after the date of the last financial statements provided to the Administrative Agent by the Borrowers any material adverse change in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrowers and their Subsidiaries taken as a whole;

        (k)  the Administrative Agent shall have completed, to their satisfaction, all legal, tax, business and other due diligence review necessary in connection with the transactions contemplated hereunder; and

        (k)  such other documents or requirements as the Administrative Agent deems necessary or appropriate.

        SECTION 8.    Limited Waiver and Amendment.

        (a)  Except as expressly provided in this Amendment, the Credit Agreement and each other Loan Document shall continue to be, and shall remain, in full force and effect. This Amendment shall not be deemed or otherwise construed (i) to be a waiver of, or consent to or a modification or amendment of, any other term or condition of the Credit Agreement or any other Loan Document; (ii) to prejudice any other right or remedies that the Administrative Agent or the Lenders, or any of them, may now have or may have in the future under or in connection with the Credit Agreement or the Loan Documents, as such documents may be amended, restated or otherwise modified from time to time; (iii) to be a commitment or any other undertaking or expression of any willingness to engage in any further discussion with the Borrower or any other person, firm or corporation with respect to any waiver, amendment, modification or any other change to the Credit Agreement or the Loan Documents or any rights or remedies arising in favor of the Lenders or the Administrative Agent, or any of them, under or with respect to any such documents or (iv) to be a waiver of, or consent to or a modification or amendment of, any other term or condition of any other agreement by and among the Borrower, on the one hand, and the Administrative Agent or any other Lender, on the other hand.

        (b)  Without limiting any of the foregoing, the Borrowers hereby expressly acknowledge that nothing in Section 5 is, or shall be deemed to be, a commitment or any other undertaking or expression of any willingness to engage in any further discussion with the Borrower or any other person, firm or corporation with respect to any waiver, amendment, modification or any other change to the Credit Agreement or the Loan Documents or any rights or remedies arising in favor of the Lenders or the Administrative Agent, or any of them, under or with respect to any such documents.

        SECTION 9.    Representations and Warranties.    By its execution hereof, the Company hereby certifies on behalf of itself and the other Borrowers that each of the representations and warranties set forth in the Credit Agreement and the other Loan Documents is true and correct as of the date hereof (other than representations and warranties which speak as of a specific date pursuant to the Credit Agreement, which representations and warranties shall have been true and correct as of such specific dates) as if fully set forth herein and that as of the date hereof, and that after giving effect to Section 2 herein, no Default or Event of Default has occurred and is continuing.

        SECTION 10.    Governing Law.    This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

        SECTION 11.    Counterparts.    This Amendment may be executed in separate counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument.

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EXHIBIT 10.16 THIRD AMENDMENT AND WAIVER